UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  February 5, 2007

Diamond Jo, LLC	Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

42-1483875	20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

3rd Street Ice Harbor

P.O. Box 1750

Dubuque, Iowa  52001-1750

(Address of executive offices, including zip code)

(563) 583-7005

(Registrant's telephone number, including area code)

 Item 1.01.   Entry into a Material Definitive Agreement.

On February 5, 2007, Diamond Jo, LLC ("DJL") entered into the Port of Dubuque Public Parking Facility Development Agreement ("Development Agreement") with the City of Dubuque, Iowa ("City"). The Development Agreement provides for, among other things, the design, development, construction and financing of a public parking facility to be located adjacent to DJL's proposed casino development in the Port of Dubuque, City of Dubuque, for a total cost of approximately $23 million. It is anticipated that the City will award to a third party a construction contract to construct the parking facility no later than December 31, 2007. The parking facility will be owned by the City, open to the general public and consist of approximately 1,200 spaces. The Development Agreement requires that DJL construct its casino development to consist of not less than 140,000 square feet and at a cost of at least $45,000,000. The Development Agreement provides that the parking facility will be financed by an initial payment of not less than $6,350,000 by DJL to the City with the remainder of the cost being financed via tax increment finance bonds that will be issued by the City and paid off with the tax incremental revenue generated by the new DJL casino development. As part of the Development Agreement, DJL is required to enter into a minimum assessment agreement for its new casino development and to pay the operating costs of the parking facility, including the cost of operation, security, repair and maintenance. Additionally, DJL is obligated to pay to the City for the life of the parking facility an amount equal to $80 per parking space, per year (subject to adjustments based on increases in a stated consumer price index) which amount will be held in a sinking fund and used to satisfy the capital maintenance requirements for the parking facility. The Development Agreement also provides that DJL will enter into a maintenance service agreement with the City to provide operation, maintenance, security and other services for the parking facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By: /s/ M. Brent Stevens

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Name:  M. Brent Stevens

Title:  Chief Executive Officer

DIAMOND JO, LLC

By:   /s/ M. Brent Stevens

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Name:  M. Brent Stevens

Title:  Chief Executive Officer

PENINSULA GAMING CORP.

By: /s/ M. Brent Stevens

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Name:  M. Brent Stevens

Title:  Chief Executive Officer

Date:  February 14, 2007